Press Release For immediate release
Invesco Ltd. Announces April 30, 2020
Assets Under Management

Investor Relations Contact:    Aimee Partin    404-724-4248
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, May 11, 2020 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,118.6 billion, an increase of 6.2% versus previous month-end. The firm achieved net inflows of $0.4 billion this month. Net inflows were driven by a $5.8 billion increase in money market AUM and net long-term inflows in the institutional business of $1.6 billion, due to the funding of several client mandates, including the continued partial funding of a previously disclosed Solutions win. Overall net long-term outflows were $4.9 billion and non-management fee earning outflows were $0.6 billion. The increase in AUM was positively impacted by favorable market returns, which increased AUM by $63 billion. FX increased AUM by $2.1 billion. Preliminary average total AUM for the quarter through April 30 were $1,084.4 billion, and preliminary average active AUM for the quarter through April 30 were $829.1 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

April 30, 2020(a)	$1,118.6	$510.1	$259.8	$57.6	$124.1	$167.0
March 31, 2020	$1,053.4	$459.4	$259.8	$54.5	$117.5	$162.2
February 29, 2020	$1,159.4	$537.8	$290.2	$62.5	$91.5	$177.4
January 31, 2020	$1,218.7	$586.5	$287.4	$66.9	$93.5	$184.4
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

April 30, 2020(a)	$849.3	$302.6	$220.0	$56.9	$124.0	$145.8
March 31, 2020	$807.3	$276.6	$216.6	$53.8	$117.5	$142.8
February 29, 2020	$877.7	$336.0	$230.5	$61.7	$91.5	$158.0
January 31, 2020	$920.3	$369.5	$227.7	$66.0	$93.5	$163.6
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

April 30, 2020(a)	$269.3	$207.5	$39.8	$0.7	$0.1	$21.2
March 31, 2020	$246.1	$182.8	$43.2	$0.7	$—	$19.4
February 29, 2020	$281.7	$201.8	$59.7	$0.8	$—	$19.4
January 31, 2020	$298.4	$217.0	$59.7	$0.9	$—	$20.8

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

Note: Due to the extraordinary volatility experienced in global markets in recent months, we have provided additional information on our assets and flows to provide transparency on our performance.

About Invesco Ltd.
Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in 25 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit http://www.invesco.com.
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